Exhibit 99.1

For Immediate Release

Starwood Property Trust, Inc. Reports Results for the Quarter Ended September 30, 2011

- Reports Core Earnings of $0.42 per diluted Common Share -

- Declares Dividend of $0.44 Per Share for Fourth Quarter 2011 -

- Increases Financing Capacity by $200 million -

GREENWICH, Conn., November 4, 2011 /PRNewswire/ — Starwood Property Trust, Inc. (NYSE: STWD) (the “Company”) today announced operating results for the third fiscal quarter ended September 30, 2011. The Company’s Core Earnings, a Non-GAAP financial measure, were $39.3 million or $0.42 per diluted share for the quarter, compared to $36.1 million or $0.43 per diluted share for the prior quarter. The 2011 year-to-date Core Earnings totaled $106.8 million, or $1.28 per diluted share, an increase of 32% over the per diluted share amount for the same period in the prior year of $0.97 per diluted share.

Net income attributable to the Company for the three and nine months ended September 30, 2011 was approximately $14.5 million and $78.3 million, respectively, compared to $22.7 million and $39.5 million, respectively, for the three and nine months ended September 30, 2010. Net income per diluted share outstanding for the quarter ended September 30, 2011 decreased to $0.15 compared to $0.47 for the third quarter of 2010. For the nine months ended September 30, 2011, net income per diluted share outstanding was $0.94 compared to $0.81 for the nine months ended September 30, 2010.

The difference between the Company’s net income and Core Earnings for the quarter ended September 30, 2011 relates primarily to the decline in the current value of the Company’s held for sale loans and related derivatives that was impacted by the unusual dislocation in the commercial real estate finance markets.  Please refer to the Company’s detailed reconciliation between net income and Core Earnings below for additional information.

Barry Sternlicht, Chairman and Chief Executive Officer of Starwood Property Trust, stated,

“We remained exceptionally disciplined during the third quarter as we navigated through the significant volatility in the commercial real estate credit markets that was even more volatile than we previously expected and communicated in August,” commented Barry Sternlicht, Chairman and Chief Executive Officer of Starwood Property Trust.  “Although our investment portfolio continued to grow during the quarter, we slowed our acquisition and origination velocity as we felt discretion was the better part of valor.  To that end, several transactions did not close, either from adverse due diligence findings or our desire to purposely widen pricing and/or reduce loan proceeds in response to the turmoil in the global financial markets.  However, our pipeline of attractively priced opportunities is actually now increasing, enabling us to remain selective in deploying our capital.  We are facing less competition for loans due to the dramatic slowdown in the CMBS and conduit origination markets.  Our global network and our willingness and ability to act quickly and underwrite risk should lead to numerous opportunities to secure new investments, which we believe provides a sustainable competitive advantage for our enterprise.”

Mr. Sternlicht concluded, “The credit metrics of our portfolio remain strong.  We believe that our target portfolio, which as of September 30, 2011 had an expected return of 11.6%, a more than 10% premium to the 5-year treasury note, and weighted average Loan to Value (LTV) of approximately 66%, remains a compelling risk-adjusted return for our shareholders in a world with little yield.”

Investment Portfolio

During the quarter ended September 30, 2011, the Company originated, acquired or funded $193.3 million of new investments, including $69.4 million of target investments, bringing the Company’s net investments since inception to approximately $2.4 billion and total capital deployed since inception to over $3.5 billion. The carrying amount of the Company’s target assets held for investment is approximately $2.0 billion, which the Company believes, based upon its assumptions, should generate an annualized levered return of approximately 11.6% on an annually compounded basis.

Significant transactions during the third quarter of 2011 included the following:

•      Origination of a $60.5 million first mortgage loan secured by two retail centers in Pennsylvania and acquisition of $8.3 million principal amount of first mortgage loans collateralized by hotels in Maryland and Virginia for $7.3 million;

•      Funding of $27.5 million in existing commitments;

•      Acquisition of RMBS for $94.5 million with a face value of $157.4 million; and

•      Sale of loans with a carrying value of $154.4 million into a securitization resulting in proceeds, net of financing repayments, of $69.7 million, and realized gains of $5.1 million.  Due to the realization of gains on the credit hedges in the amount of $2.2 million and losses on the interest rate hedges in the amount of $7.4 million associated with the loans sold, the Company effectively broke even on this transaction.

Securitization Business

As of September 30, 2011, the Company held approximately 1.5% of its equity in loans held entirely for securitization and historically has realized gains on these investments when the loans are sold into a securitization.  As previously communicated, beginning in mid-July, 2011 there were several material developments in the commercial mortgage-backed securitization market, including (i) sharp increases in the bond credit spreads being demanded by investors in new issuances, (ii) an overall declining trend in the secondary trading prices of securitized mortgage-backed securities, and (iii) escalating investor concerns surrounding the integrity of the credit ratings process for commercial mortgage-backed securities exacerbated by Standard & Poor’s withdrawal of its rating for the GS Mortgage Securities Trust 2011-GC4 securitization transaction.  Accordingly, as of September 30, 2011 the overall decline in the net market value of the Company’s remaining held-for-sale loans and associated hedges was $12.7 million.  If the Company was to hold these loans and associated interest rate hedges until maturity and each of these loans were repaid at par, the Company would realize a levered return of approximately 5.9% and would not recognize any loss on its existing portfolio of held-for-sale loans or associated interest rate hedges. These loans have a weighted average LTV of 69.4% and weighted average DSCR of 1.80.

Starwood Property Trust, Inc. Investments as of September 30, 2011

(Unaudited, amounts in thousands)

Investment	Face Amount	Carry Value (1)	Existing Leverage (2)	Net Investment	Expected Return (3)
First mortgages held for investment	$781,829	$765,198	$296,650	$468,548	10.8%
Subordinated mortgages held for investment	468,215	415,636	50,813	364,823	12.7%
Mezzanine loans held for investment	653,348	635,213	5,346	629,867	11.9%
CMBS available-for-sale at fair value	213,478	187,707	120,339	67,368	9.2%
Total target portfolio	$2,116,870	$2,003,754	$473,148	$1,530,606	11.6%
First mortgages held for sale at fair value	122,954	121,229	92,243	28,986
RMBS available-for-sale at fair value	241,527	164,393	38,944	125,449
Other Investments and loans held in securitization trust	94,176	93,826	53,421	40,405
Total Investments	$2,575,527	$2,383,202	$657,756	$1,725,446

(1)   The difference between the Carrying Value and Face Amount of the loans held for investment consists of unamortized purchase discount, deferred loan fees and loan origination costs.  The difference between the Carrying Value and Face Amount of the loans held for sale at fair value consists of the net unrealized gains on the fair value of the loans.  The difference between the Carrying Value and Face Amount of the available-for-sale securities consists of the unrealized gains/ (losses) on the fair value of the securities and unamortized purchase discount.

(2)   Current financings are either floating rate or swapped to fixed rate to match the interest rate characteristics of the underlying asset.

(3)   Returns are the compounded effective rate of return earned over the life of the investment determined after the effects of existing leverage, and calculated on a weighted average basis. The levered return includes the loan coupon, amortization of premium or discount, and the effects of costs and fees, all recognized on the effective interest method as disclosed in the Company’s filings with the Securities and Exchange Commission. The levered return for the target investments held at September 30, 2011 is presented solely for informational purposes and will not equal income recognized in prior or future periods. Levered returns are based upon management’s assumptions, which the Company believes are reasonable.  Actual results may vary significantly.

Loan to Value of Portfolio

The following table reflects the weighted average LTV of the Company’s investment portfolio as of September 30, 2011:

Weighted Average LTV of Loan Portfolio (1)
	First Mortgages	Subordinated Mortgages	Mezzanine	Total (2)
Beginning LTV	0.0%	36.2%	52.1%	24.9%
Ending LTV	58.0%	73.9%	71.0%	65.7%

(1)   Underlying property values are determined by management based on its ongoing asset assessments, and loan balances are the face value of a loan regardless of whether the Company has purchased the loan at a discount or premium to par. Assets characterized as first mortgages include all loan components where the Company owns the senior most interest in the loan and assets characterized as subordinated mortgages are the subordinated components of first mortgages where the Company does not own the senior most interest in the loan.

(2)   Represents the Company’s entire investment, which includes all components of the capital stack that it owns (i.e., first mortgages, subordinated mortgages and mezzanine loans).

(3)   For additional information on the Company’s loan portfolio, please refer to the Supplemental Information for the Quarter Ended September 30, 2011 that is posted on the Company’s website.

Subsequent to Quarter End Investment Activity

Subsequent to the end of the third quarter, the Company originated a $34.5 million first mortgage loan secured by a multi-family apartment property located in Gainesville, Virginia.

Investment Capacity

As of November 3, 2011, the Company had approximately $61 million of available cash and equivalents and approximately $181 million of net equity invested in liquid CMBS and RMBS that are classified as available-for-sale.  In addition, the Company has approximately $633 million of undrawn available capacity on its existing financing facilities, of which approximately $133 million has been approved but is not currently drawn on existing assets pledged to these facilities.  During the fourth quarter, the Company also expects to receive aggregate cash proceeds, net of any required debt repayments, of approximately $30 million from scheduled maturities of existing loans and securities. Accordingly, the Company has the capacity to acquire approximately $225 million of unlevered subordinated and mezzanine loans, or utilizing its credit facilities, between $450 and $550 million of first mortgage loans.

The Company is also in the process of obtaining an additional secured financing facility to further augment its investment capacity.

Investment Pipeline

As of November 3, 2011, the Company was reviewing a pipeline of potential transactions in excess of $1 billion that meet or exceed the Company’s risk/return targets.  In addition, the Company had approximately $230 million of loans and investments in various stages of due diligence that are under term sheets.  Although the Company expects that it will be able to close a majority of these opportunities in the next 45 days, there can be no assurance in this regard.

Financing Activities

As of September 30, 2011, the Company had an aggregate outstanding balance of approximately $604.3 million under its seven financing facilities, with available undrawn capacity of approximately $492.9 million.

On November 3, 2011, the Company amended its existing credit facility with Wells Fargo Bank, National Association to increase available borrowings under the facility by $200 million, or by 57%, to $550 million.  The facility matures in August 2013 but is extendible by the Company for two additional one year periods, subject to the satisfaction of certain conditions at the time of each extension.  Amounts outstanding under the facility accrue interest at a per annum pricing rate equal to the sum of one-month LIBOR plus a margin of between 1.75% and 6.0% depending on the type of asset being financed.

Share Repurchase

In August 2011, the Company’s Board of Directors authorized the repurchase of up to $100 million of the Company’s outstanding common shares over a one-year period.  During the third quarter, the Company purchased 342,000 common shares on the open market at an aggregate cost of approximately $6.0 million, resulting in a weighted average share cost of $17.49. Subsequent to the end of the third quarter, the Company purchased an additional 283,850 common shares on the open market at an aggregate cost of approximately $4.7 million, resulting in a weighted average share cost of $16.42.  As of November 1, 2011, the Company has purchased a total of 625,850 common shares with an aggregate cost of approximately $10.6 million, resulting in a weighted average share cost of $17.00.

Book Value and Fair Value Net of Minority Interest

The fair value of the Company’s net assets at September 30, 2011 was approximately $19.14 per share using outstanding shares as of such date, or $18.90 per fully diluted share. The Company’s GAAP book value per share using outstanding shares as of September 30, 2011 was $18.82. On a fully diluted basis, the Company’s GAAP book value at September 30, 2011 was $18.59 per share.

Dividend

On November 4, 2011, the Company’s Board of Directors declared a dividend of $0.44 per share of common stock for the quarter ended December 31, 2011.  The dividend is payable on January 13, 2012 to common stockholders of record as of December 31, 2011.

2011 Guidance

Accordingly, for the full year 2011 the Company is estimating Core Earnings in the range of $1.68 to $1.76 per diluted share. This reflects the Company’s estimates on: (i) the yield on existing and incremental investments; (ii) the pace of capital deployment; (iii) the access to, timing of and profits from its securitization business; (iv) access to and the nature of additional capital; and (v) the cost of and continued access to additional financing.  All guidance is based on current expectations of future economic conditions and the judgment of the Company’s management team.

Supplemental Schedules

The Company has published supplemental earnings schedules in order to provide additional disclosure and financial information for the benefit of the Company’s stakeholders. These can be found at the Company’s website in the Investor Relations section under “Financial Information”.

Conference Call and Webcast Information

The Company will host a webcast and conference call on Friday, November 4, 2011 at 10:00 a.m. Eastern Time to discuss third quarter results and recent events.  A webcast will be available on the Company’s website at www.starwoodpropertytrust.com.  To listen to a live broadcast, access the site at least 15 minutes prior to the scheduled start time in order to register and download and install any necessary software.

To Participate in the Telephone Conference Call:

Dial in at least five minutes prior to start time.

Domestic:  1-877-780-3379

International:  1-719-457-2631

Conference Call Playback:

Domestic:  1-877-870-5176

International:  1-858-384-5517

Passcode:  4752129

The playback can be accessed through November 18, 2011

About Starwood Property Trust, Inc.

Starwood Property Trust, Inc. focuses primarily on originating, investing in, financing and managing commercial mortgage loans and other commercial and residential real estate-related debt investments. Starwood Property Trust, Inc. is externally managed and advised by SPT Management, LLC, an affiliate of Starwood Capital Group, and has elected to be taxed as a real estate investment trust for U.S. federal income tax purposes.

Forward Looking Statements

Statements in this press release which are not historical fact may be deemed forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Although Starwood Property Trust, Inc. believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained.   Factors that could cause actual results to differ materially from the Company’s expectations include completion of pending investments, continued ability to acquire additional investments, competition within the finance and real estate industries, economic conditions, availability of financing and other risks detailed from time to time in the Company’s reports filed with the SEC.

Starwood Property Trust, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited, amounts in thousands, except share and per share data)

	Three-Months Ended September 30		Nine-Months Ended September 30
	2011	2010	2011	2010
Net interest margin:
Interest income from mortgage-backed securities	$6,195	$6,348	$20,176	$15,382
Interest income from loans	51,879	21,451	125,643	47,777
Interest expense	(7,321)	(4,977)	(21,723)	(9,961)
Net interest margin	50,753	22,822	124,096	53,198
Expenses:
Management fees (including $2,922 and $1,749 for the three-months ended September 30, 2011 and 2010, and $10,268 and $4,617 for the nine-months ended September 30, 2011 and 2010 of non-cash stock-based compensation)	10,004	6,860	29,014	16,622
Acquisition and investment pursuit costs	1,201	(25)	1,820	253
General and administrative (including $69 and $30 for the three-months ended September 30, 2011 and 2010, and $164 and $68 for the nine-months ended September 30, 2011 and 2010 of non-cash stock-based compensation)	2,177	1,800	7,041	4,966
Total expenses	13,382	8,635	37,875	21,841
Income before other income (expense) and income taxes	37,371	14,187	86,221	31,357
Interest income from cash balances	63	233	326	1,073
Other income	975	42	1,422	42
Other-than-temporary impairment (“OTTI”)	(892)	—	(2,621)	—
Gains on sales of investments	4,961	10,016	20,836	10,014
Net realized foreign currency (losses) gains	(61)	17	(63)	17
Net gains (losses) on currency hedges	8,617	(5,350)	2,382	(9,044)
Net losses on interest rate hedges	(19,171)	—	(25,982)	—
Gains on credit spread hedges	2,259	—	3,730	—
Unrealized losses on loans held for sale at fair value	(10,679)	—	(1,725)	—
Unrealized foreign currency remeasurement (losses) gains	(9,403)	4,306	(4,245)	7,702
Income before income taxes	14,040	23,451	80,281	41,161
Income tax (benefit) provision	(463)	168	741	208
Net Income	14,503	23,283	79,540	40,953
Net income attributable to non-controlling interests	(25)	(600)	(1,191)	(1,480)
Net income attributable to Starwood Property Trust, Inc.	$14,478	$22,683	$78,349	$39,473
Net income per share of common stock:
Basic	$0.16	$0.47	$0.95	$0.83
Diluted	$0.15	$0.47	$0.94	$0.81
Weighted average number of shares of common stock outstanding:
Basic	93,249,249	47,837,616	82,234,976	47,750,058
Diluted	94,596,978	48,626,550	83,755,295	48,626,550

Distributions declared per common share	$0.44	$0.33	$1.30	$0.80

Additional information can be found on the Company’s website at www.starwoodpropertytrust.com

Definition of Core Earnings

Core Earnings, a non-GAAP financial measure, is used to compute the Company’s incentive fees to its external manager and is an appropriate supplemental disclosure for a mortgage REIT.   For the Company’s purposes, Core Earnings is defined as GAAP net income (loss) excluding non-cash equity compensation expense, the incentive fee, depreciation and amortization (to the extent that the Company owns any properties), any unrealized gains, losses or other non-cash items recorded in net income for the period, regardless of whether such items are included in other comprehensive income or loss, or in net income. The amount will be adjusted to exclude one-time events pursuant to changes in GAAP and certain other non-cash charges as determined by the Company’s external manager and approved by a majority of the Company’s independent directors.

September 30, 2011 Reconciliation of Net Income to Core Earnings

	Three Months Ended September 30, 2011	Per Diluted Share	Nine Months Ended September 30, 2011	Per Diluted Share
Net income attributable to Starwood Property Trust, Inc	$14,478	$0.15	$78,349	$0.94
Add back: Unrealized loss on loans held for sale at fair value	10,679	0.11	1,725	0.02
Add back: Unrealized loss on interest rate hedges	6,869	0.08	11,099	0.13
Add back/subtract: Unrealized loss(gain) on credit spread hedges	2,280	0.02	(161)	0.00
Add back: Other-than-temporary impairment	892	0.01	2,621	0.03
Add back: Unrealized foreign currency loss	9,403	0.10	4,245	0.05
Subtract: Unrealized gain on currency hedges	(8,703)	(0.09)	(2,674)	(0.03)
Add back: Management incentive fee	432	0.01	1,178	0.01
Addback: Non-cash stock-based compensation	2,991	0.03	10,432	0.13
	$39,321	$0.42	$106,814	$1.28

Contact: Investor Relations

Phone:  203-422-7788

Email: investorrelations@stwdreit.com